Exhibit 99.1

Atlantic Union Bankshares Corporation Declares Quarterly Common Stock Dividend and Preferred Stock Dividend

- Increases Common Dividend by 8.8% -

Richmond, Va., October 30, 2025 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has declared a quarterly dividend of $0.37 per share of common stock, which is a $0.03, or an 8.8%, increase from the dividend in the third quarter of 2025 and the fourth quarter of 2024. Based on the Company’s common stock closing price of $32.82 on October 29, 2025, the dividend yield is approximately 4.5%. The common stock dividend is payable on November 28, 2025 to common shareholders of record as of November 14, 2025.

The Board also declared a quarterly dividend on the outstanding shares of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”). The Series A preferred stock is represented by depositary shares, each representing a 1/400th ownership interest in a share of Series A preferred stock. The dividend of $171.88 per share (equivalent to $0.43 per outstanding depositary share) is payable on December 1, 2025 to holders of record as of November 14, 2025.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has branches and ATMs located in Virginia, Maryland, North Carolina and Washington D.C. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937